UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 5, 2010

NATIONAL COAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0-26509	65-0601272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8915 George Williams Road
Knoxville, Tennessee 37923
(Address of Principal Executive Offices/Zip Code)

(865) 690-6900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2010, National Coal Corp. was notified by The Nasdaq Stock Market that we are not in compliance with Nasdaq Marketplace Rule 5450(a)(1) because shares of our common stock had closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Marketplace Rule 5810(c)(3)(A), we will be provided with 180 calendar days, or until July 6, 2010, to regain compliance. This notification has no effect on the listing of our common stock at this time.

To regain compliance with the minimum bid price rule, the closing bid price of our common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. If we do not regain compliance by July 6, 2010, the Nasdaq staff will notify us that our common stock will be delisted. In that event and at that time, we may appeal Nasdaq's delisting determination to a Nasdaq Hearing Panel.

Alternatively, if we do not regain compliance with the minimum bid price rule by July 6, 2010, we can apply to list our common stock on The Nasdaq Capital Market if we satisfy the initial listing criteria set forth in Marketplace Rule 5505, other than the minimum bid price requirement. If our application is approved, we will be granted an additional 180 calendar days to regain compliance with the minimum bid price rule.

We will seek to regain compliance within this 180 day cure period and will consider alternatives to address compliance with the continued listing standards of The Nasdaq Stock Market.

On January 8, 2010, we issued a press release announcing our receipt of the letter.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press Release dated January 8, 2010, published by National Coal Corp.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COAL CORP.

Date: January 8, 2010	By:	/s/ Les Wagner
Les Wagner
Acting Chief Financing Officer

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